Exhibit 10.1

Execution Version

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General. Release (the “Agreement”) is entered into by and between Jill Griffin (“Employee”), on the one hand, and Advantage Solutions Inc., a Delaware corporation (the “Company”), on the other hand.

WHEREAS, Company employed Employee pursuant to that certain Amended and Restated Employment Agreement dated as of February 28, 2022, as amended or otherwise modified from time to time (the “Employment Agreement”);

WHEREAS, Employee’s employment and all of Employee’s positions with Company and its subsidiaries and affiliates terminated effective January 16, 2023 (the “Termination Date”);

WHEREAS, Employee seeks to obtain the payments and benefits provided under the Employment Agreement;

WHEREAS, Employee acknowledges that Employee has received all accrued wages, bonus, vacation/paid time off, and any other compensation due as of the Termination Date; provided, however, that Employee understands Employee may subsequently receive a separate check for reimbursement of reasonable business expenses in accordance with Company policies; and

WHEREAS, capitalized terms used, but not defined in this Agreement, shall have the meanings ascribed to such terms in the Employment Agreement.

NOW, THEREFORE, in an effort to put any and all disputes behind the parties, for and in consideration of the mutual covenants contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties have agreed to settle finally and forever any and all claims between them of any nature whatsoever relating to or arising from Employee’s employment by Company and/or the termination of that employment.

1.     Effective Date. This Agreement shall not become effective unless and until (i) the Company has received this Agreement signed by Employee without modification; and (ii) the seven (7)-day revocation period referenced herein has expired and Employee has not revoked Employee’s assent to this Agreement, and shall thereafter be effective as of the date such revocation period terminates without exercise (the “Effective Date”).

2.     Severance Pay and Benefits. Provided that (i) the Effective Date has occurred; (ii) Employee has not revoked Employee’s assent to this Agreement; and (iii) Employee has returned all Company property (including without limitation any and all confidential and proprietary information) issued to Employee in connection with Employee’s employment with the Company:

(a)     Company shall pay Employee the gross amount of $2,200,000, which represents twenty-four (24) months (the “Severance Period”) of Employee’s current Base Salary under the Employment Agreement, less normal, customary, and required withholdings for federal and state income tax, FICA, and other taxes (“the Severance Pay”). Unless terminated earlier pursuant to the Employment Agreement, the Severance Pay shall be paid in pro rata amounts over the Severance Period in accordance with the Company’s payroll practices. The first installment of the Severance Pay shall be made as soon as administratively possible following the Effective Date.

(b)     Company shall pay Employee the pro rata bonus in accordance with Section 6.3(c) of the Employment Agreement and shall cause the additional vesting provided for in Section 6.3(d) of the Employment Agreement.

(c)     Company shall pay Employee the following: twenty-four (24) months of the Company’s portion of post-employment company-sponsored health insurance premiums under COBRA (at the same levels and costs in effect on the date of termination (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars)) (“Severance Benefits”), to the extent permissible under the Company’s health insurance plans including, if permitted and still maintained by the Company, Benicomp (subject to applicable taxes and withholdings).

(i)     The Company will make the first monthly Severance Benefits payment to Employee as soon as administratively possible following (i) the Effective Date, and (ii) receipt by Company of notification that Employee has made the necessary election of benefits continuation under COBRA. Unless terminated earlier pursuant to the Employment Agreement or at the election of Employee, the Company will continue to pay Employee the monthly installment of the Severance Benefits for the Severance Period, so long as the Company receives notification that the Employee is continuing to pay the necessary premiums to the carrier or COBRA administrator.

(ii)     Employee will be responsible for paying the full amount of the premium, plus applicable administrative fees, to the carrier or COBRA administrator.

(d)     Each outstanding Company equity award held by Employee as of the Termination Date shall become vested with respect to an additional number of Company shares subject thereto equal to (i) the number of Company shares subject to each such equity award scheduled to vest on the next applicable vesting date following the Termination Date, multiplied by (ii) a fraction, the numerator of which is the number of days worked in the vesting period for such equity award through the Termination Date and the denominator of which is the total number of days in the vesting period ending with the next applicable vesting date for such equity award. To the extent Company equity awards that are subject solely to time-based vesting become vested pursuant to this Section 2(d), they shall vest immediately effective as the Termination Date. To the extent PSUs and any other Company equity awards that are subject to performance-based vesting become vested pursuant to this Section 2(d), they shall vest on the next applicable vesting date for each such equity award, provided that such PSUs and other equity awards subject to performance-based vesting shall only vest to the extent of actual performance. Exhibit A hereto sets forth (i) each Company equity award held by Employee as of the Termination Date, (ii) with respect to each such time-based Company equity award, the number of Company shares with respect to which such Company equity award will become vested as of the Termination Date pursuant to this Section 2(d) and (iii) with respect to each such Company equity award that is a PSU or otherwise subject to performance-based vesting, the number of Company shares with respect to which such equity award may become vested following application of this Section 2(d) assuming attainment of the applicable performance targets under each such award as of their applicable vesting date(s).

(e)     Any of the payments set forth in Section 2 and its subsections paid by the Company that are considered taxable income will be reported on a Form W-2 issued to Employee for the applicable year.

(f)     In the event the Company, after reasonable investigation, determines that Employee has breached Employee’s obligations under (i) this Agreement, (ii) any Confidentiality, Non-Solicitation and/or Non-Competition Agreement to which Employee and the Company are parties, (iii) any other restrictive covenant agreement(s) entered into by and between Employee and the Company or any of its affiliates (including, without limitation, any restrictive covenant agreement or confidentiality, property protection, non-competition and/or non-solicitation agreement executed by Employee, collectively, the “Restrictive Covenant(s)”), (iv) the confidentiality or non-disparagement obligations contained in the Employment Agreement, or (v) the Eighth Amended and Restated Agreement of Limited Partnership of Karman Topco L.P. as amended, supplemented, or otherwise modified from time to time, the (“LP Agreement”), if applicable, Employee’s eligibility for the Severance Pay and Severance Benefits shall cease immediately. Moreover, from the date of the breach, the Company shall be entitled to recover payments in excess of one thousand dollars ($1,000.00) made to the Employee for Severance Pay under this Agreement. Except as provided in this Section 2(f), the amount of any severance payment or benefit shall not be reduced or offset by reason of any compensation earned by the Employee from a subsequent employer, and the Employee will not be under any obligation to seek other employment or to take any other actions to mitigate any severance payments or benefits amounts payable to the Employee.

(g)     Employee acknowledges that the Severance Pay and Severance Benefits exceeds any earned wages or anything else of value otherwise owed to Employee by the Company.

3.     General Release of Claims.

(a)     Except for the obligations arising out of this Agreement and any claims that cannot be waived as a matter of law, in consideration of this Agreement and the other good and valuable consideration provided to Employee pursuant hereto, Employee, for Employee and on behalf of each and all of Employee’s respective legal predecessors, successors, assigns, fiduciaries, heirs, parents, spouses, companies, and affiliates (all referred to as the “Employee Releasors”) hereby irrevocably and unconditionally releases, and fully and forever discharges and absolves Company, its parents, subsidiaries, and affiliates (“Advantage Companies”) and each of their respective partners, officers, directors, managers, shareholders, members, agents, employees, heirs, divisions, attorneys, trustees, administrators, executors, representatives, predecessors, successors, assigns, related organizations, and related employee benefit plans (collectively, the “Company Releasees”), of, from and for any and all claims, rights, causes of action, demands, damages, rights, remedies, and liabilities of whatsoever kind or character, in law or equity, known or unknown, suspected or unsuspected, past, present, or future, that the Employee Releasors have ever had, may now have, or may later assert against the Company Releasees whether or not arising out of or related to Employee’s employment with Company or the termination of Employee’s employment by Company (hereinafter referred to as “Employee’s Released Claims”), from the beginning of time up to and including the Effective Date, including without limitation, any claims, debts, obligations, and causes of action of any kind arising under any (i) contract including but not limited to the Employment Agreement and any bonus or other compensation plan, (ii) any common law (including but not limited to any tort claims), or (iii) any federal, state, or local statutory law including, without limitation, any law which prohibits discrimination or harassment on the basis of sex, race, national origin, veteran status, age, immigration, or marital status, sexual orientation, disability, or on any other basis, including without limitation, those arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, any state or local wage and hour laws (to the fullest extent permitted by law), and/or any state or local laws which prohibit discrimination or harassment of any kind, including, without limitation, the California Family Rights Act and the California Fair Employment and Housing Act; provided, however, that Employee’s release does not waive, release, or otherwise discharge (i) any claim or cause of action that cannot legally be waived, including, but not limited to, any claim for workers’ compensation benefits and unemployment benefits; (ii) Employee’s ability to bring proceedings to enforce the right to receive separation benefits under Section 2 of this Agreement or (iii) any rights Employee may have to bring any claim for indemnification by the Company or any Claim under any applicable directors and officers liability insurance policy or applicable state or federal laws.

(b)     Employee represents and warrants that Employee has brought no complaint, claim, charge, action, or proceeding against any of the Advantage Companies in any jurisdiction or forum, nor will Employee, from the Effective Date forward, encourage any other person or persons in doing so. Employee covenants and agrees never to pursue any judicial proceedings against the Company Releasees asserting any of the Employee’s Released Claims and (notwithstanding the above representation and warranty) to dismiss forthwith any such proceedings initiated to date. Employee shall not bring any complaint, claim, charge, action, or proceeding to challenge the validity of this Agreement or encourage any other person or persons in doing so. Notwithstanding the foregoing, nothing herein shall prevent Employee from filing or from cooperating in any charge filed with a governmental agency; provided, however, Employee acknowledges and agrees that Employee waiving the right to any monetary recovery should any agency (such as the Equal Opportunity Commission or any similar state or local agency) pursue any claim for Employee’s benefit. Further, nothing herein shall prevent Employee from challenging the validity of the release of Employee’s claims, if any, under the Age Discrimination in Employment Act.

(c)     Except with respect to a breach of obligations arising out of this Agreement, if any, and to the fullest extent permitted by law, execution of this Agreement by the parties operates as a complete bar and defense against any and all of Employee’s Released Claims.

4.     Waiver of Unknown Claims. Employee expressly acknowledges that Employee has read and understood the following language contained in Section 1542 of the California Civil Code:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

But for the obligations arising from this Agreement, having reviewed this provision, Employee nevertheless hereby voluntarily waives and relinquishes any and all rights or benefits Employee may have under section 1542, or any other statutory or non-statutory law of similar effect. Thus, Employee expressly acknowledges this Agreement is intended to and does include in its effect, without limitation, all claims Employee does not know or suspect to exist in Employee’s favor at the time of signing this Agreement, and that this Agreement extinguishes any such claims. Employee warrants that Employee has consulted counsel and/or has had the opportunity to consult with counsel about this Agreement and specifically about the waiver of section 1542 (or other state law of similar effect) and that Employee understands the section 1542 (or other state law of similar effect) waiver and freely and knowingly enters into this Agreement. Employee acknowledges that Employee may later discover facts different from or in addition to those Employee now knows or believes to be true regarding the matters released or described in this Agreement, and even so, Employee agrees that the releases contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts.

5.     No Admissions. By signing this Agreement, the Company does not admit to any wrongdoing or legal violation by the Company or the Company Releasees.

6.     Cooperation. Employee hereby agrees to cooperate with and provide requested assistance to Company with respect to any claim, cause of action, litigation, or other matter involving the Company, in which: (a) Employee (i) has significant knowledge, or (ii) was intimately involved, during the course of Employee’s employment; and (b) such requested assistance and/or cooperation is reasonably necessary and appropriate. In addition, for sixty (60) calendar days following the Termination Date to the extent reasonably requested by the Company, Employee agrees to cooperate with the Company in accomplishing a smooth and orderly transition of Employee’s prior employment responsibilities to other employees of the Company, particularly including pending matters on which Employee has the principal knowledge and background information, provided, that the Company shall reimburse Employee for reasonable expenses incurred therewith in connection with this cooperation and, to the extent that Employee is required to spend substantial time on such matters, the Company shall compensate Employee at an hourly rate based on Employee’s base salary on the Termination Date. For the avoidance of doubt, nothing in this Section 6 is intended to require Employee to provide anything but truthful and accurate information or testimony in the event Employee is asked for information or called to testify.

7.     Return of Information and Property. Employee represents that as of the date of Employee’s execution of this Agreement, Employee has returned to the Company, all Company property, equipment, confidential information, records, electronically stored data, and other materials relating to Employee’s employment, including tools, documents, papers, computer software, passwords, and other identification materials, ID cards, keys, credit cards, personal computers, tablets, cell phones, and/or instruction manuals. This obligation applies to all materials relating to the affairs of the Company or any of its customers, clients, vendors, employees, or agents that may be in Employee’s possession or control. All such Company property must be returned by Employee in order for Employee to commence receiving the Severance Pay and Severance Benefits provided under Section 2 hereof.

8.     Compliance with Prior Restrictive Covenants. Employee hereby reaffirms Employee’s obligations under the Restrictive Covenants.

9.     Remedy for Breach.

(a)     Employee acknowledges that Employee’s breach of the obligations contained in this Agreement would cause the Company irreparable harm that could not be reasonably or adequately compensated in damages in an action at law. If Employee breaches or threatens to breach any of the provisions contained in this Agreement, the Company shall be entitled to an injunction, without bond, restraining Employee from committing such breach. The Company’s right to exercise its option to obtain an injunction shall not limit its right to any other remedies for breach of any provision of this Agreement.

(b)     Employee agrees that Employee’s obligations under this Agreement shall be absolute and unconditional.

(c)     The foregoing shall in no way limit the Company’s rights under Section 2.4 of this Agreement.

10.     Other Rights & Obligations. Nothing in this Agreement shall limit any rights or obligations of the Employee under the LP Agreement or any other agreement pertaining to Employee’s ownership of Units (as defined in the LP Agreement).

11.     Confidentiality. Employee agrees the terms and conditions of this Agreement shall be confidential and shall not be disclosed except (as applicable) (i) as required by subpoena or otherwise by law; (ii) to an accountant or tax preparer for the purposes of preparing tax returns only; (iii) to Employee’s attorney; or (iv) to Employee’s spouse; provided, however, that Employee advises the person receiving such information of the confidentiality obligations required as to such information, and such person commits to keep such information confidential on terms no less stringent than the terms of this Agreement. Further, if Employee receives a subpoena, court order, or other compulsory process requiring disclosure of the terms of this Agreement, Employee shall provide written notice to the Company so as to afford the Company a reasonable opportunity to seek a protective order, to the fullest extent permitted by law. If application for a protective order is made promptly by the Company, Employee shall not disclose the terms of this Agreement prior to receiving a court order or consent of the Company.

12.     Employee Representations. Employee represents and agrees that Employee (a) has suffered no injuries or damages in the course and scope of Employee’s employment with the Company that Employee did not already report to the Company; (b) fully understands all terms of this Agreement and is signing it voluntarily and with full knowledge of its significance; and (c) is not relying and has not relied upon any representation or statement made by the Company or its agents, representatives, or attorneys, with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than as specifically stated in this Agreement.

13.     Notice. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) by hand (with written confirmation of receipt), (b) by registered mail, return receipt requested, or (c) by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate address set forth below (or to such other address as a party may designate by notice given in accordance herewith).

As to Employee:

The Employee’s most recent address on file with the Company

As to Company:

Advantage Solutions Inc.

15310 Barranca Parkway, Suite 100

Irvine, CA 92618

Attn: General Counsel

14.     No Modification. No modification to any term or provision contained in this Agreement shall be binding upon any party unless made in writing and signed by both parties.

15.     Severability. If any provision of this Agreement is held to be unenforceable for any reason, all of the remaining parts of the Agreement shall remain in full force and effect.

16.     No Assignment. Each party represents Employee or it has not assigned any portion of the Employee’s Released Claims to any third party.

17.     Choice of Law. This Agreement shall be governed by the laws of the State of California, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction.

18.     Integration. This Agreement contains the entire agreement between the parties hereto and, except as expressly referenced herein, supersedes any and all prior agreements, arrangements, negotiations, discussions, or understandings between or among the parties hereto relating to the subject matter hereof. No oral understanding, statements, representations, promises, or inducements contrary to the terms of this Agreement exist. This Agreement cannot be changed, in whole or in part, or terminated unless in writing signed by the parties to this Agreement. Other than these exceptions noted herein and the provisions of the Employment Agreement which survive termination by their express terms (including without limitation the Restrictive Covenants), Employee understands that all prior agreements between Employee and the Company are terminated and that neither Employee nor the Company has any continuing rights or obligations under any such agreement(s).

19.     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original. Any counterpart signature transmitted by facsimile or by sending a scanned copy by email or similar electronic transmission shall be deemed an original signature.

20.     Successors and Assigns. This Agreement shall bind and shall inure to the benefit of the successors and assigns of each party. With respect to Employee, this Agreement shall also bind and inure to the benefit of Employee’s heirs and assigns.

21.     Delivery by Facsimile or Email. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to all other parties (with any costs associated with such request and delivery to be assumed by the requesting party). No party hereto shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

22.     ADEA Provisions and Notification. In compliance with the requirements of the Age Discrimination in Employment Act (ADEA), as amended by the Older Workers’ Benefit Protection Act of 1990, Employee acknowledges by Employee’s signature below that, with respect to the rights and claims waived and released herein under the ADEA, Employee has read and understands this Agreement and specifically understands the following:

(a)     That Employee is advised to consult with an attorney before signing this Agreement;

(b)     That Employee is releasing the Company Releasees from, among other things, any claims which Employee might have against any of them pursuant to the ADEA as amended;

(c)     That the releases contained in this Agreement do not cover any rights or claims that may arise after the date on which Employee executed this Agreement;

(d)     That Employee has been given a period of twenty-one (21) days in which to consider this Agreement but if Employee elects to forego any portion of the twenty-one (21)-day period Employee understands and agrees that Employee does so voluntarily and is waiving the balance of the twenty-one (21)-day period; and

(e)     That Employee may revoke this Agreement during the seven (7)-day period following the date of Employee’s execution of this Agreement by giving written notice of said revocation in accordance with the notice provision of this Agreement, and that this Agreement will not become binding and effective until the seven (7) day revocation period has expired.

Dated: January 16, 2023	/s/ Jill Griffin
Jill Griffin

Dated: January 16, 2023	Advantage Solutions Inc.

	By:	/s/ Tanya Domier
	Name:	Tanya Domier
	Its:	Executive Chair